OMB APPROVAL
                                       OMB Number       3235-0104
                                       Expires: September 30, 1998
                                       Estimated average burden
                                       hours per response.....0.5
======
FORM 3
======

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


=================================================================

1.   Name and Address of Reporting Person


     Wraight          Christopher               L.
     -----------------------------------------------
     (Last)             (First)             (Middle)


                2700 Westchester Ave.
     -----------------------------------------------
                       (Street)


     Purchase             NY                  10577
     -----------------------------------------------
     (City)             (State)                (Zip)

=================================================================

2.   Date of Event Requiring Statement
     (Month/Day/Year)


              05/02/1998
     -----------------------------

=================================================================

3.   IRS or Social
     Security Number of
     Reporting Person (Voluntary)


              ###-##-####
     -----------------------------

=================================================================

4.   Issuer Name and Ticker or Trading Symbol


     Spectrum Information Technologies Inc. (SITI)
     ---------------------------------------------

=================================================================

5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

           Director                   10% Owner
     -----                      -----

       X   Officer (give        ----- Other (specify
     ----- title below)               below)


     Vice President - Marketing
     ---------------------------

=================================================================

6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

=================================================================

7.   Individual or Joint/Group Filing
     (Check Applicable Line)

       X   Form filed by One Reporting Person
     -----

           Form filed by More than One Reporting Person
     -----

=================================================================



                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)        (Instr. 5)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------










----------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see
Instruction 5(b)(v).



                                                   SEC 1473 (7-96)

                                                      PAGE: 1 OF 2

Table II -- Derivative Securities Beneficially
Owned (e.g. puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------

   Stock Option            06/30/1998  02/27/2008   Common Stock    20,000            $1.5000              D
                                 (01)




----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


  (01) One-half of the stock options vest in eight equal quarterly installments through the fiscal year ended March 31, 2000.

        One-half of the stock options are subject to the achievement of defined performance objectives for the fiscal year ended March 31, 1999.

                                  /s/ Christopher L. Wraight
                              __________________________________
                               **Signature of Reporting Person

____________
Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of informations contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                                                    SEC 1473 (7-96)

Wraight, Christopher L     Spectrum Information Technologies Inc.

05/02/1998                                             PAGE 2 OF 2